                                                                   EXHIBIT 10.15

[INVIFIN S.A. LETTERHEAD]

October 30, 1996

Northern Automotive Corporation
c/o Gibson, Dunn & Crutcher
200 Park Avenue
New York, New York  10166

         Re:     Stand-By Commitment to Loan up to $105
                 Million of Senior Debt

Gentlemen:

         The following outlines our mutual understanding and agreement in connection with the above-referenced commitment.

         1. Stand-By Commitment. Invifin S.A. ("Invifin") understands that, in connection with the redemption of certain of the shares of CSK Group, Ltd. ("Parent"), the parent corporation of Northern Automotive Corporation (the "Company"), and the refinancing of certain indebtedness of the Company, all in connection with the sale of shares of Parent by certain shareholders of Parent to certain Purchasers pursuant to a Stock Purchase Agreement dated as of September 29, 1996, a copy of which is attached hereto as Exhibit A, the Company desires to obtain new senior credit facilities. Invifin hereby commits to provide up to $105 million principal amount of senior debt (the "Senior Debt") for use in effecting the refinancing and related transaction pursuant to the Stock Purchase Agreement in the event that the Company is unable to arrange such financing from other sources. Invifin's obligations hereunder are subject to the terms and conditions set forth in this letter, including the consummation of the transactions (the "Transactions") contemplated by the Stock Purchase Agreement substantially on the terms set forth in such Agreement, with such changes as to which Invifin shall consent, which consent shall not be unreasonably withheld, and the failure of the Company to arrange alternative sources for the Senior Debt.

         2. Terms of Senior Debt. The Senior Debt will (i) be provided on the closing date of the Transactions (the "Closing Date"), (ii) be evidenced by one or more notes which will be purchased pursuant to the terms of a Note Purchaser Agreement, (iii) bear interest and have a final maturity on terms to be negotiated. The terms of the Senior Debt will be set forth in a loan agreement, a promissory note and related documents, which shall contain such other terms and conditions as are reasonably satisfactory to Invifin after consultation with you.

         3. Commissions and Expenses. The Company shall pay a fee of $1,575,000 in consideration of Invifin's standby commitment to provide up to $105 million of additional Senior Debt. Such fee is payable on the closing date of the Transactions. The Company shall or shall cause its successor to reimburse Invifin for its out-of-pocket expenses, including counsel fees, incurred in connection with the making of this commitment, and, if funded, its funding of the Senior Debt.

         4. Due Authorization. The Company represents that it is authorized to execute this letter agreement.

         5. Termination. The obligations of Invifin under this letter shall terminate on the earlier to occur of the termination of the Stock Purchase Agreement or January 31, 1997, provided that Invifin may earlier terminate its obligations hereunder by notice to the Company (a) if any condition to the closing of, or any provision in, the Stock Purchase Agreement has been waived or the Stock Purchase Agreement has been amended in any case without Invifin's consent, which consent shall not be unreasonably withheld; or
(b) if trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the over-the-counter market shall have been suspended or minimum prices shall have been established on either of such exchanges or such market by the Securities and Exchange Commission or by such exchange or a general banking moratorium shall have been declared by federal or state authorities. Upon termination of this letter agreement pursuant to this paragraph or upon any termination by the Company, the Company will remain obligated under paragraph 4 hereof with respect to the payment of Invifin's expenses.

         6. Counterparts. This letter agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

         Please indicate your acceptance of the foregoing by signing and returning the enclosed copy of this letter agreement. We look forward to working with you on this matter.

Very truly yours,

Invifin S.A.

By:        /s/ J.R. Bartolini
     -------------------------------
     Name:  J.R. Bartolini
     Title:  Director
                                           Accepted and Agreed:
                                           Northern Automotive Corporation

                                           By:    /s/ James Bazlen
                                                ---------------------------
                                                Name: James Bazlen
                                                Title:  President